Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2015 Financial Results

•	Total quarterly revenue of $13.4M, up 45% year-over-year

•	Record fourteen deals in the quarter

•	Record eleven million CEVA-powered LTE smartphones and tablets shipped in the quarter

MOUNTAIN VIEW, Calif. – July 30, 2015 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of DSP and IP platforms for cellular, multimedia and connectivity, today announced its financial results for the second quarter ended June 30, 2015.

Total revenue for the second quarter of 2015 was $13.4 million, a 45% increase compared to $9.2 million reported for the second quarter of 2014 and at the top end of the Company’s guidance range. Second quarter 2015 licensing and related revenue was $7.7 million, a 76% increase when compared to $4.4 million reported for the same quarter a year ago. Royalty revenue for the second quarter of 2015 was $5.7 million, an increase of 17% when compared to $4.9 million reported for the second quarter of 2014.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “Our solid second quarter performance is the result of a continuing strong licensing environment for our products and our customers’ progress in LTE shipments. We concluded a record fourteen licensing deals in the quarter, further expanding our addressable markets and customer base. Market demand for connected devices and our high-value IP portfolio for such devices are driving our licensing business. Our growing share in both the 3G and LTE smartphone segments resulted in year-over-year royalty revenue growth for the second consecutive quarter. We anticipate this momentum will accelerate in the coming quarters.”

U.S. GAAP net income for the second quarter of 2015 was $0.2 million, compared to a $1.5 million net loss reported for the same period in 2014. U.S. GAAP diluted earnings per share for the second quarter of 2015 were $0.01, compared to $0.07 net loss per share reported for the second quarter of 2014.

Non-GAAP net income and diluted earnings per share for the second quarter of 2015 were $1.3 million and $0.06, respectively, compared to a non-GAAP net loss and diluted loss per share of $0.1 million and $0.00, respectively, in the second quarter of 2014. Non-GAAP net income and diluted earnings per share for the second quarter of 2015 excluded: (a) equity-based compensation expense of $0.8 million, and (b) the impact of the amortization of acquired intangibles and other costs, net of tax, of $0.3 million associated with the acquisition of RivieraWaves. Non-GAAP net loss and diluted loss per share for the second quarter of 2014 excluded equity-based compensation expense, net of taxes, of $1.3 million and $0.2 million related to transaction costs, net of taxes, associated with the RivieraWaves acquisition.

During the quarter, CEVA completed fourteen new licensing deals. Eight of the deals were for CEVA DSP cores, platforms and software and six of the deals were for CEVA connectivity IPs. Of the fourteen licensing deals signed during the quarter, six are with first time customers for CEVA. Target applications for customer deployment include smartphones, tablets, machine to machine equipment, DSLR cameras, various IoT devices and wearables. Geographically, one deal was signed in the US, four were in Europe and nine were in Asia.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “LTE smartphones and tablets powered by our DSPs reached a record high eleven million units in the quarter, as our customers continue to execute on their product ramp ups. This is our sixth consecutive quarter of LTE unit growth and we expect this to continue. During the quarter, we repurchased approximately 176,000 shares of our common stock for an aggregate consideration of approximately $3.4 million. At the end of the quarter, our cash balance, marketable securities and bank deposits totaled $126 million.”

CEVA Conference Call

On July 30, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: https://www.webcaster4.com/Webcast/Page/984/9434. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-344-7529 or +1-412-317-0088 (access code: 10068746) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 7, 2015. The replay will also be available at CEVA’s investor web site investors.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of cellular, multimedia and connectivity technologies to semiconductor companies and OEMs serving the mobile, consumer, automotive and IoT markets. Our DSP IP portfolio includes comprehensive platforms for multimode 2G/3G/LTE/LTE-A baseband processing in terminals and infrastructure, computer vision and computational photography for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (Smart and Smart Ready), Wi-Fi (802.11 b/g/n/ac up to 4x4) and serial storage (SATA and SAS). One in every three phones sold worldwide is powered by CEVA, from many of the world’s leading OEMs including Samsung, Huawei, Xiaomi, Lenovo, HTC, LG, Coolpad, ZTE, Micromax and Meizu. Visit us at

www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements that the additional licensing deals executed during the second quarter expands CEVA’s addressable markets and customer base and that the royalty revenue growth momentum will accelerate in the coming quarters, as well as Mr. Arieli’s statement that LTE unit growth from CEVA’s customers will continue. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies, including connectivity IPs, to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 3G and LTE networks, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	Unaudited
Revenues:
Licensing and related revenues	$7,669	$4,355	$15,508	$12,261
Royalties	5,690	4,860	11,685	10,628

Total revenues	13,359	9,215	27,193	22,889

Cost of revenues	1,550	1,370	2,735	2,482

Gross profit	11,809	7,845	24,458	20,407

Operating expenses:
Research and development, net	7,241	6,051	14,604	12,047
Sales and marketing	2,548	2,197	4,974	4,590
General and administrative	1,666	1,861	3,638	3,901
Amortization of intangible assets	324		649

Total operating expenses	11,779	10,109	23,865	20,538

Operating income (loss)	30	(2,264)	593	(131)
Financial income, net	269	417	242	877

Income (loss) before taxes on income	299	(1,847)	835	746
Income tax expenses (benefit)	131	(321)	181	287

Net income (loss)	168	(1,526)	654	459

Basic and diluted net income (loss) per share	$0.01	($0.07)	$0.03	$0.02
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	20,564	20,778	20,491	20,968
Diluted	20,984	20,778	20,971	21,368

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2015	2014	2015	2014
	Unaudited
GAAP net income (loss)	$168	($1,526)	$654	$459
Equity-based compensation expense included in cost of revenue	42	56	77	114
Equity-based compensation expense included in research and development expenses	494	533	885	1,134
Equity-based compensation expense included in sales and marketing expenses	165	266	244	568
Equity-based compensation expense included in general and administrative expenses	126	493	470	1,045
Deferred tax related to equity-based compensation expenses	—	(69)	—	(204)
Costs associated with the RivieraWaves acquisition, net of taxes	49	176	147	176
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	216	—	428	—

Non-GAAP net income (loss)	$1,260	($71)	$2,905	$3,292

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands) Weighted-average number of shares related to outstanding options (in thousands)	20,984 259	20,778 —	20,971 187	21,368 —

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	21,243	20,778	21,158	21,368
GAAP diluted net income (loss) per share	$0.01	($0.07)	$0.03	$0.02
Equity-based compensation expense, net of taxes	$0.04	$0.06	$0.08	$0.12
Costs associated with the RivieraWaves acquisition, net of taxes	—	$0.01	$0.01	$0.01
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	$0.01	—	$0.02	—

Non-GAAP diluted net income (loss) per share	$0.06	$0.00	$0.14	$0.15

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30,	December 31,
	2015	2014 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$12,084	$16,166
Marketable securities and short term bank deposits	57,378	85,277
Trade receivables, net	9,390	8,347
Deferred tax assets	1,878	1,868
Prepaid expenses and other current assets	5,325	3,982

Total current assets	86,055	115,640

Long-term assets:
Long term bank deposits	56,764	28,424
Severance pay fund	7,773	7,011
Deferred tax assets	624	399
Property and equipment, net	2,836	2,605
Goodwill	46,612	46,612
Investment in other company	1,806	1,806
Other intangible assets	4,863	5,512

Total assets	$207,333	$208,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$918	$864
Deferred revenues	2,803	1,681
Accrued expenses and other payables	12,625	16,711
Taxes payable	397	739
Deferred tax liabilities	474	464

Total current liabilities	17,217	20,459
Long-term liabilities:
Accrued severance pay	8,050	7,096
Deferred tax liabilities	1,199	1,405

Total liabilities	26,466	28,960

Stockholders’ equity:
Common stock:	20	20
Additional paid in-capital	211,102	209,426
Treasury stock	(51,885)	(54,708)
Accumulated other comprehensive loss	(139)	(436)
Retained earnings	21,769	24,747

Total stockholders’ equity	180,867	179,049

Total liabilities and stockholders’ equity	$207,333	$208,009

(*)	Derived from audited financial statements